Exhibit 99.1

October 26, 2010

NEWS RELEASE

US GOLD’S SHARES TO BEGIN TRADING ON NYSE

SIGNIFICANT STEP TOWARDS QUALIFYING FOR S&P 500 BY 2015

TORONTO, ONTARIO (October 26, 2010) US GOLD CORPORATION (NYSE Amex: UXG) (TSX: UXG) is pleased to announce that it will transfer its NYSE Amex listing to the New York Stock Exchange (NYSE). Trading under the Company’s symbol “UXG” is expected to begin at the opening of the NYSE on or about November 2, 2010. This transfer to the largest exchange in the world is expected to increase US Gold’s market presence and trading liquidity.

“This is both an honor and a significant step towards achieving our goal of qualifying for S&P 500 by 2015!  With an aggressive exploration program, two projects moving towards production in Nevada and Mexico and good trading liquidity, US Gold is well positioned to take advantage of rising precious metal prices,” stated Rob McEwen.

US Gold has notified that NYSE Amex that it intends to voluntarily delist its common stock from NYSE Amex.  Until the time that US Gold’s common stock begins trading on NYSE, the common stock will continue to trade on NYSE Amex under its current symbol “UXG”.

ABOUT US GOLD (www.usgold.com)

US Gold’s goal is to qualify for inclusion in the S&P 500 within the next 5 years. US Gold explores for gold and silver in the Americas, has an exciting silver discovery called El Gallo in Mexico, and is advancing its Gold Bar Project in Nevada towards production. US Gold has a strong treasury and is debt free. The company’s shares are listed on the NYSE Amex and the Toronto Stock Exchange under the symbol UXG, trading 1.2 million shares daily. US Gold’s shares are also included in S&P/TSX and Russell indices.

Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding when the Company’s common stock will begin trading on NYSE, increase in the Company’s market presence and trading liquidity, if and when the Company will qualify for S&P500, the success of the Company’s exploration program, whether the Company’s exploration programs will begin producing, and rising metal prices. Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

For further information contact:
Daniela Ozersky Manager, Investor Relations Tel: (647) 258-0395 Toll Free: (866) 441-0690 Fax: (647) 258-0408	Mailing Address 99 George Street, 3rd Floor Toronto, ON M5A 2N4 E-mail: info@usgold.com